Exhibit 22.1



                         CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Global Medical Holdings, Inc.
Weston, FL

We hereby consent to the use in this Registration Statement of Global Medical Holdings, Inc. on Pre-Effective Amendment No. 3 to Form SB-2 of our audit report dated August 9, 2002, for the financial statements of Global Medical Holdings, Inc. as of and for the years ended May 31, 2002 and 2001 and the cumulative period from March 9, 1998 (date of inception) to May 31, 2002 , which are part of this Registration Statement and to all references to our firm included in this Registration Statement.


/s/ Sherb & Co., LLP

    Sherb & Co., LLP
    New York, NY
    September 10, 2002